Exhibit 99.2

Second Quarter Fiscal Year 2017

Prepared Remarks    July 20, 2017
Jonathan Bush, Chief Executive Officer
Karl Stubelis, outgoing Chief Financial Officer
Jack Kane, Director and interim Chief Financial Officer
About These Remarks
The following commentary is provided by management in conjunction with the second quarter fiscal year 2017 earnings press release issued by athenahealth, Inc. (“athenahealth” or “we”). These remarks represent management’s current views on our financial and operational performance and are provided to give investors and analysts more time to analyze and understand our performance in advance of the earnings conference call. These prepared remarks will not be read on the conference call. A complete reconciliation between generally accepted accounting principles (“GAAP”) and non-GAAP results, as well as a summary of supplemental metrics and definitions, is provided in the tables following these prepared remarks.
Earnings Conference Call Information
To participate in our live conference call and webcast, please dial 877-853-5645 (or 408-940-3868 for international calls) using conference code no. 43730773, or visit the Investors section of our website at www.athenahealth.com. A replay will be available for one week following the conference call at 855-859-2056 (and 404-537-3406 for international calls) using conference code no. 43730773. A webcast replay will also be archived on our website.
Safe Harbor and Forward-Looking Statements
These remarks contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding management’s expectations for future financial and operational performance and operational expenditures, expected growth, and business outlook, including our revised fiscal 2017 guidance; statements regarding the strength of the drivers of our long-term success; statements regarding our ability to reduce our clients' administrative burden and to increase the value in our co-sourcing model; statements regarding improvements in patient engagement, care coordination, and patient self-management; statements regarding our major areas of focus in 2017; statements regarding the benefits of and demand for our service offerings; statements regarding the potential expansion and value of our network and progress towards building the healthcare internet; statements regarding our ability to hire and retain top talent; statements regarding our efforts to improve our Net Promoter Score; statements regarding our MDP program; and statements found under our “Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures” and “Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures for Fiscal Year 2017 Guidance” sections of these remarks. Forward-looking statements may be identified with words such as “will,” “may,” “expect,” “plan,” “anticipate,” “upcoming,” “believe,” “expect,” or similar terminology, and the negative of these terms. Forward-looking statements are not promises or guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. These risks and uncertainties include: our highly competitive industry and our ability to compete effectively and remain innovative; the development of the market for cloud-based healthcare information technology services; changes in the healthcare industry and their impact on the demand for our services; our ability to manage changes in our management team; the impact of our acquisition of Praxify; our ability to maintain consistently high growth rates due to lengthening client sales cycles; the impact of changes in our business model and structure; our ability to effectively manage our growth; our ability to protect our intellectual property; current and future litigation, including for intellectual property infringement; our dependence on third-party providers; risks and costs associated with our worldwide operations; our ability to attract and retain highly skilled employees; our fluctuating operating results; our ability to retain our clients and maintain client revenue; our tax liability; our variable sales and implementation cycles; the timing at which we recognize certain revenue and our ability to evaluate our prospects; defects and errors in our software or services, or interruptions or damages to our systems or those of third parties on which we rely; a data security breach; limitations on our use of data; the effect of payer and provider conduct; the failure of our services to provide accurate and timely information; changing government regulation and the costs and challenges of compliance; the potential for illegal behavior by employees or subcontractors; and the price volatility of our common stock. Forward-looking statements speak only as of the date hereof and, except as required by law, we undertake no obligation to update or revise these forward-looking statements. For additional information regarding these and other risks faced by us, refer to our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.athenahealth.com and on the SEC’s website at www.sec.gov.
Use of Non-GAAP Financial Measures
These remarks contain non-GAAP financial measures, as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure, are included following these prepared remarks and can be found within our second quarter fiscal year 2017 earnings press release in the Investors section of our website at www.athenahealth.com.
About athenahealth
athenahealth partners with hospital and ambulatory clients to drive clinical and financial results. We offer network-enabled medical record, revenue cycle, patient engagement, care coordination, and population health services, as well as Epocrates® and other point-of-care mobile apps.
athenahealth connects care across a national network of 100,000 providers and 98 million patients. Our network provides clients better insight across their own organization as well as the ability to learn from the experience of every other provider on the network. Through our model, we infuse the knowledge clients need to thrive in a changing industry directly into their workflow, from clinical guidelines to payer rules. We take on back-office work at scale so providers can focus on patients, not paperwork, and get paid more, faster.
athenahealth received the 2017 Best in KLAS award for #1 practice management vendor in the 11-75 segment, and was rated a leader in interoperability in 2016.
Opening Remarks
We believe we are at a key inflection point in our company’s history and we believe 2017 will be a productive year for building out what differentiates athenahealth in the market. We’re demonstrating the power of our co-source model by simplifying and reducing client work. We’re building a new hospital service. We’re re-platforming athenaNet. We’ve grown our network to 100,000 providers, 98 million unique patient records, and 2.8 million covered lives, and we’re positioning ourselves to be healthcare’s first true platform company.
Q2 2017 Summary of Results

•	Grew consolidated revenue by 15% over Q2 2016

•	Delivered GAAP Operating Margin of 4.1%, up from (0.5)% in Q2 2016

•	Delivered Non-GAAP Adjusted Operating Margin of 11.9%, up from 9.1% in Q2 2016

•
Grew net new active providers on the network for athenaCollector to 100,306 (1,358 providers added in Q2 2017), for athenaClinicals to 54,909 (2,636 providers added in Q2 2017), and for athenaCommunicator to 62,928 (2,858 providers added in Q2 2017)

•	Grew discharge bed days managed by our athenaOne for Hospitals & Health Systems service to 14,107 in Q2 2017, representing sequential growth of 24% over Q1 2017

•	Continued the implementation waves at NewYork-Presbyterian Medical Groups (athenaOne), Adventist Health (athenaOne), and Tenet Health (athenaOne)

•	Acquired Praxify Technologies to advance our platform strategy and mobile capabilities and accelerate our research and development initiatives by leveraging Praxify’s powerful app development platform

•	Gained access to the Centers of Medicare and Medicaid Services (“CMS”) claims data in certain states as a CMS Certified Qualified Entity

•	Launched our work reduction guarantee for the independent medical group segment in early June

•	Announced a Meaningful Use Stage 3 Guarantee for new hospitals using our athenaOne for Hospitals and Health Systems service

•
Continued our industry-leading performance for government-mandated programs with 96.7% of our participating athenaClinicals providers successfully attesting for Meaningful Use in 2016 and with 96.3% of athenahealth providers avoiding Value Modifier 2017 penalties

•
Published an athenaOne for Hospitals and Health Systems service case study profiling Weems Memorial Hospital’s real-time transparency into billing, significant increase in collections, and customized, long-term support with our cloud-based revenue cycle management services

•
Published an athenaOne for Hospitals and Health Systems service case study highlighting the transparency into both clinical and financial data, quality of our implementation team and process, as well as ease of use of our services experienced at Rawlins County Health Center in Atwood, Kansas

Chief Financial Officer Transition
On July 14, 2017, we announced that Jack Kane, a member of the athenahealth Board of Directors and current chair of the Board’s Audit Committee will serve as interim chief financial officer, effective July 21, 2017. Karl Stubelis is stepping down as chief financial officer to pursue other opportunities. We have initiated a search to identify a permanent CFO and have retained DHR International to assist in the process. In connection with this announcement, the athenahealth Board reconstituted its Audit Committee and appointed Tom Szkutak as chair, effective with Jack Kane’s appointment as interim CFO.
Results Overview
athenahealth’s top line results for the second quarter of fiscal year 2017 reflect continued revenue growth in business services:

•	Total revenue:

◦	$301.1 million in Q2 2017, representing 15% growth over $261.9 million in Q2 2016
Our bottom line results for Q2 2017 reflect continued investment in research and development to continue to deepen our services, and evolve our platform:

•	GAAP Gross Profit and Margin:

◦	$157.3 million, or 52.2% of total revenue, in Q2 2017, an increase of 22% over $129.0 million, or 49.3%, in Q2 2016

•	Service Automation Profit and Rate (formerly referred to as Non-GAAP Adjusted Gross Profit and Margin):

◦	$193.2 million, or 64.2% of total revenue, in Q2 2017, an increase of 17% over $164.5 million, or 62.8% of total revenue, in Q2 2016

•	GAAP Selling and Marketing expense:

◦	$65.0 million, or 21.6% of total revenue, in Q2 2017, a decrease of 5% from $68.2 million, or 26.0% of total revenue, in Q2 2016

•	GAAP Research and Development expense:

◦	$42.4 million, or 14.1% of total revenue, in Q2 2017, an increase of 47% over $28.8 million, or 11.0% of total revenue, in Q2 2016

•	GAAP General and Administrative expense:

◦	$37.7 million, or 12.5% of total revenue, in Q2 2017, an increase of 13% over $33.3 million, or 12.7% of total revenue, in Q2 2016

•	GAAP Operating Income (Loss) and Margin:

◦	$12.2 million, or 4.1% of total revenue, in Q2 2017, compared to $(1.3) million, or (0.5)% of total revenue, in Q2 2016

•	Non-GAAP Adjusted Operating Income and Margin:

◦	$35.9 million, or 11.9% of total revenue, in Q2 2017, an increase of 50% over $23.9 million, or 9.1% of total revenue, in Q2 2016

•	GAAP Net Income (Loss):

◦	$9.9 million, or $0.24 per diluted share, in Q2 2017, compared to $(1.9) million, or $(0.05) per diluted share, in Q2 2016

•	Non-GAAP Adjusted Net Income:

◦	$20.5 million, or $0.51 per diluted share, in Q2 2017, an increase of 53% over $13.4 million, or $0.34 per diluted share, in Q2 2016
We measure our performance based on a balanced scorecard model. We believe that this framework is an excellent report card for our performance for the current year and that it measures the key performance indicators required for long-term success. For 2017, we have again developed a streamlined and heavily weighted scorecard focused on 11 key stability, performance, satisfaction, and financial metrics. The table below shows the scorecard results for Q1 2017, Q2 2017, and year-to-date Q2 2017. Please reference the last page of this document for definitions of our corporate scorecard metrics.

athenahealth 2017 Corporate Scorecard

	Q1 2017 Results	Q2 2017 Results	YTD 2017 Results

Stability (10% weight)
Voluntary Turnover	3.2%	4.3%	7.4%
New Hires Leaving in 12 Months	5.7%	4.6%	10.3%
Employee Engagement	(a)	4.1	4.1
Stability Results	71%	65%	68%

Performance (40% weight)
athenaCollector Composite	99.6%	94.7%	96.7%
athenaClinicals Composite	101.9%	99.6%	100.7%
athenaCommunicator Composite	94.2%	93.2%	93.7%
Hospital Composite	92.8%	80.8%	86.3%
Performance Results	98%	92%	95%

Satisfaction (15% weight)
Client Net Promoter Score	25.4	35.2	30.3
Inbound Contacts per Provider per Month	0.56	0.52	0.54
Satisfaction Results	104%	112%	108%

Financial (35% weight)
Bookings (b)	(b)	(b)	(b)
Non-GAAP Adjusted Operating Income Growth	(9)%	50%	20%
Financial Results	43%	67%	62%

Total Results	77%	84%	83%

(a)	Employee Engagement surveys are completed twice per year with results reported in Q2 and Q4 only.

(b)	Bookings results are disclosed on an annual basis only.
We believe our corporate scorecard metrics results support the underlying drivers of our long-term success.

•
Voluntary Turnover of 4.3% in Q2 2017 was unfavorable to our goal of 2.8%. We closely track employee retention metrics and monitor employee engagement via our semi-annual engagement surveys. We continue to focus on programs that attract, develop, and retain top talent and create a best-in-class employee experience across athenaNation.

•
New Hires Leaving in 12 Months result of 4.6% in Q2 2017 was unfavorable to our goal of 4.0%. Our talent acquisition team is working to improve the quality of hires, particularly critical product and research and development roles. We are working on developing and putting procedures in place to clearly communicate job expectations and hire the right people for the right roles, ensuring candidates remain long-term.

•	Employee Engagement of 4.1 in Q2 2017, slightly below our goal of 4.3. We have a number of initiatives underway focused on our culture and employee engagement.

•
athenaCollector Composite result of 94.7% in Q2 2017 was driven by a slightly higher than expected Collector Claim Inflow Rate, mostly attributable to an increase in client custom rules implemented in April 2017. The athenaCollector team remains focused on identifying and reducing client custom rules and replacing them with global rules as part of the team’s effort to broadly reduce client work.

•	athenaClinicals Composite result of 99.6% in Q2 2017 was driven by in-line performance of both the Clinicals Client Inflow Rate and After-Hours Documentation Rate metrics.

•
athenaCommunicator Composite result of 93.2% in Q2 2017, driven by slightly lower than expected Online Self Pay Rate results. We remain focused on increasing portal adoption and improving patient engagement as we believe both are key to driving faster collections of patient payments.

•
Hospital Composite result of 80.8% in Q2 2017, driven by lower than expected percentage of Clients Meeting Cash Flow Goal for the quarter. As a larger number of new hospital clients transition off legacy accounts receivable systems and onto our hospital service, we expect cash collections to improve over time. Our billing performance team closely monitors and measures the performance of every hospital on our athenaOne for Hospitals and Health Systems service. The team is focused on maximizing the financial performance of our hospital clients, and provides dedicated performance monitoring and proactive claim resolution to drive improvements in client collections.

•
Client Net Promoter Score of 35.2 in Q2 2017, versus goal of 30.0 and an improvement from 25.4 in Q1 2017. Q2 2017 marks the third consecutive quarter of customer satisfaction improvement. Notably, same store respondent net promoter score from Q4 2016 to Q2 2017 improved by 34%. As discussed previously, we have a number of initiatives underway that we believe will improve our Net Promoter Score over the long run. First, we have product leaders focused solely on improving service delivery and performance. Second, we have reduced the number of releases that impact client workflows to three times a year as part of our agile transformation. Finally, we are working on improving our overall service experience, particularly on the customer support side by taking care of client issues in a more timely fashion. These initiatives continue to be major areas of focus for us in 2017.

•	Inbound Contacts per Provider per Month of 0.52 in Q2 2017, slightly favorable to our goal of 0.53.
athenahealth’s client base continues to expand while client adoption of other services in the athenahealth service suite grows. As our client base expands outside the traditional ambulatory market, we believe that total active providers, covered lives, and discharge bed days managed by or transacted across our network are appropriate metrics to use when measuring our market share. During Q2 2017:

•	74% of all new athenaCollector deals included athenaClinicals in Q2 2017, compared to 78% in Q2 2016

•	74% of all new athenaCollector deals included athenaClinicals, athenaCommunicator, and athenaCoordinator in Q2 2017, compared to 76% in Q2 2016.

•	54.7% of total athenaCollector providers have adopted athenaClinicals as of Q2 2017, up from 52.8% as of Q1 2017

•	62.7% of total athenaCollector providers have adopted athenaCommunicator as of Q2 2017, up from 60.7% as of Q1 2017

•
Network growth metrics for ambulatory (athenaOne), hospital (athenaOne for Hospitals & Health Systems), and population health (athenahealth Population Health) services from Q1 2017 to Q2 2017 were as follows:

	athenaOne (Ambulatory)			athenaOne (Hospital)	Population Health
	Collector Providers	Clinicals Providers	Communicator Providers	Discharge Bed Days	Covered Lives
Ending Balance as of 3/31/17	98,948	52,273	60,070	11,350	2,777,960
Sequential Growth	1,358	2,636	2,858	2,757	3,675
Ending Balance as of 6/30/17	100,306	54,909	62,928	14,107	2,781,635
Sequential Growth %	1%	5%	5%	24%	—%
NOTE: Please see the Supplemental Metrics sheet in this document for a new disclosure of quarterly total providers on athenaCollector under the refined definition for fiscal year 2016.
Revenue Discussion
Q2 2017 revenue was $301.1 million and grew by 15% (or $39.2 million) over Q2 2016. Revenue for the six months ended June 30, 2017 was $586.5 million and grew by 13% (or 68.5 million) over the same period last year.

	Q2 2017	Q2 2016	Y/Y Growth%
Business services	$293.0	$254.1	15%
Implementation and other	$8.1	$7.8	4%
Consolidated Revenue	$301.1	$261.9	15%

	YTD Q2 2017	YTD Q2 2016	Y/Y Growth%
Business services	$571.3	$501.6	14%
Implementation and other	$15.2	$16.4	(7)%
Consolidated Revenue	$586.5	$518.0	13%
Note: Implementation and other revenue consists of all of our non-core revenue streams, and includes the amortization of deferred revenue on implementation services, as well as third-party operating lease-based tenant revenue. We expect the amortization of deferred implementation fees to decline, as we began including implementation fees in our ongoing monthly rate in 2014 for newly-acquired clients. Additionally, third-party tenant revenue may decline in the foreseeable future as tenants vacate, and we occupy the previously rented space at our corporate headquarters.
Service Automation Rate Discussion
Our Service Automation Rate, formerly referred to as Non-GAAP Adjusted Gross Margin, was 64.2% for Q2 2017, up approximately 140 basis points from 62.8% in Q2 2016. This improvement in our Service Automation Rate was primarily due to leverage of people-related costs. We are broadening and deepening our core services to further reduce administrative burden and increased the value of our co-sourcing model. One of our goals is to improve automation rates on a service-line basis each year. As previously discussed, the expansion of our newer service offerings, such as athenaOne for Hospitals and Health Systems and athenahealth Population Health, is expected to serve as a headwind to total company service automation rate expansion until these newer services become more automated and scalable.

Balance Sheet and Cash Flow Highlights
As of June 30, 2017, we had cash and cash equivalents of $71.2 million and outstanding indebtedness of $281.3 million. Operating cash flow decreased by $14.0 million from net cash provided by operating activities of $82.0 million for the six months ended June 30, 2016, to net cash provided by operating activities of $68.0 million for the six months ended June 30, 2017. This decrease in net cash provided by operating activities is mainly driven by an increase in accounts receivable as a result of continued revenue growth and a decrease in accrued compensation as a result of timing of payroll payments.
Fiscal Year 2017 Outlook
We are reaffirming our fiscal year 2017 financial guidance we communicated on April 27, 2017 with the release of our first quarter fiscal year results. Our fiscal year 2017 financial guidance is summarized in the following table:

For the Fiscal Year Ending December 31, 2017
Forward-Looking Guidance
Financial Measures
GAAP Total Revenue	$1,210 million - $1,250 million
GAAP Operating Income	$36 million - $46 million
Non-GAAP Adjusted Operating Income	$120 million - $140 million
Financial Metric
Annual Bookings	$350 million - $400 million
Service Development Discussion
Service development at athenahealth is organized around our mission to be healthcare providers’ most trusted service, helping them do well by doing the right thing. By combining three distinct but interconnected components - network, knowledge, and work - we empower our clients to achieve and sustain financial health while staying focused on quality patient care. We have developed a number of network-enabled services to support healthcare providers across the continuum of care. We offer various combinations of our services to our clients, including athenaOne and athenaOne for Hospitals and Health Systems, depending on whether they are medical groups and practices or hospitals and larger health systems. We offer network-enabled medical record, revenue cycle, patient engagement, care coordination, and population health services, as well as Epocrates and other point-of-care mobile apps.
Connecting to financial results:
During the second quarter, we surpassed 100,000 providers on our athenaCollector revenue cycle and practice management service. This milestone highlights the progress we are making building the most universally-connected healthcare network in the country. We’ve proven that by reinventing workflows and advancing connectedness, not only can we enhance provider and patient experiences, but we can drive improved financial and clinical results. With nearly 20 years of experience and daily exposure to our clients productivity levels and collections performance, we offer robust benchmarking, reporting and coaching to help clients gain more control over their financial health.

The athenaCollector team is committed to helping clients maximize revenue capture while reducing operational burden. Our intent is to handle as much work as possible, leaving the customer to focus on the work that they are uniquely capable of doing, such as direct patient interaction. In the first half of 2017, we have made significant progress reducing client work in several categories of claim holds, including coding, attachments and appeals, and patient insurance. For example, customer work related to patient insurance claim inflow has declined more than 20% due to our efforts taking on more patient insurance rules and denials. But reducing claim inflow volume is only part of our focus. We are also striving to reduce friction throughout the Collector experience to make the work that is left with our customers easier to complete. In many cases, the current workflow to resolve claim holds requires users to be both a billing expert and an athenaOne expert. Resolving a single claim can take far too many clicks on a number of different screens. We are currently testing more user-friendly workflows intended to dramatically simplify and reduce the steps required to resolve claim holds. While much of this work is still in development, initial feedback has been positive with alpha customers reporting significantly higher satisfaction.

Connecting to clinical outcomes:
Our athenaClinicals service helps providers deliver high quality care by organizing the moment of care for maximum clinical productivity and reimbursement. When it comes to maximizing performance in quality programs, we take work off our clients’ plates and help them stay ahead of industry changes. We can easily help them adapt to changes in government-mandated programs through our single-instance, multi-tenet network. Our network is continuously updated to reflect industry requirements, and we have taken on the reporting administration so our clients can remain focused on patient care.

Our results-oriented approach has yielded industry-leading performance in both the Meaningful Use (“MU”) and Physician Quality Reporting System (“PQRS”) programs. We are pleased to report that 96.7% of our ambulatory clients successfully attested for MU in 2016. The final MU attestation success represents the percentage of providers on athenaClinicals enrolled in the Medicare MU program who successfully met program requirements for calendar year 2016 and submitted their information to athenahealth for registration and attestation with the Centers for Medicare and Medicaid Services (“CMS”). We are also pleased to report strong client results for the PQRS program. PQRS is a CMS penalty only program that uses patient data to measure quality outcomes and determine Medicare reimbursement accordingly. Based on the 2015 performance reporting period, 96.4% of athenahealth physicians avoided PQRS penalties in 2017, compared to a national average of 67%.

During the second quarter, we expanded our portfolio Guarantee Program to include a MU Stage 3 Guarantee for new hospitals. Under this Guarantee, if a new hospital using athenaOne for Hospitals & Health Systems service experiences a downward payment adjustment to its Medicare Part A fee schedule, athenahealth will provide a service fee credit to offset the adjustment. We anticipate that our athenaClinicals for Hospitals & Health Systems service will be certified EHR technology in the ONC Health IT Certification program for Stage 3 ahead of the reporting period in 2018.

Connecting to patients:
athenaCommunicator is our patient engagement service that helps practices delight patients with the quality of their experience, compels patients to engage fully in their care, and eliminates unnecessary work for our clients. As our network of providers and patients grows, the athenaCommunicator team continues to roll out enhancements that further engage patients and assist our clients with managing patient populations. We recently improved our self check-in workflows to create a better patient experience for completing health history forms, history of present illness forms, and other pre-appointment forms prior to the visit. The team plans to make additional enhancements to online scheduling, including new workflows for building calendar templates, booking and managing appointments, integration of no-show prediction, and network scheduling.
In the recently published 2016 KLAS Patient Engagement Performance Report, our patient portal received top ratings for development of new technology, the completeness of current functionality, and the proactivity of service. For development of new technology, we received the highest rating compared to all other patient portal vendors. While we are pleased with the progress we are making, we have significant opportunity to further deepen our service. We continue to focus on employing population health analytics within our outreach tools to identify and activate patients with specific care gaps.
We are pleased to announce that during the second quarter athenahealth became the only medical records company to be designated as a CMS Certified Qualified Entity. As a Qualified Entity, we now have access to the adjudicated claims data for millions of Medicare beneficiaries. This data set significantly expands our ability to provide clinicians with a more complete view of patient medical history, as well as enhance performance benchmarking across our network. We are currently recognized as a Qualified Entity in Massachusetts and Ohio, and we are working to gain similar status nationwide. This achievement marks a significant milestone toward our vision of building the healthcare platform of the future.
Connecting to the care continuum:
We continue to make meaningful progress bringing the power of our network-enabled services to the hospital and health systems market. Our focus remains on building momentum in the small hospital market, and during the second quarter the volume of hospitals we brought live on our full suite of athenaOne for Hospitals & Health Systems service was on track with our internal plans. We also continued to improve our implementation process. While our typical hospital implementation cycle time runs between six to eight months, we are now able to bring smaller hospitals live in less than six months.
As our client base grows, we continue to focus on service stability and client performance. Our billing performance team closely monitors and measures the performance of every hospital on our athenaOne for Hospitals and Health Systems service. The team is focused on maximizing the financial performance of our hospital clients and provides dedicated performance monitoring and proactive claim resolution to drive improvements in client collections. While today we are adding support staff in line with client growth, longer term we expect to achieve scale and efficiency in the hospital support services we provide.
As a network-enabled services company, we continue to follow our three-pronged build, buy, and partner strategy to not only deepen our services for the under 50-bed hospital market but to help us accelerate our future move into the larger and more complex hospital markets. To this end, we will continue to rely on MDP partners to provide specific clinical documentation support for service lines that are not ubiquitous in all critical access hospitals. Today, we support all of the workflows required to run a critical access hospital including physician and nurse documentation and order entry for emergency departments, inpatient services, outpatient services, pharmacies, labs, and radiology departments. In 2017 and beyond this year, we plan to scale our functionality and services to support bigger hospitals in the community hospital segment.
Business Development Update
More Disruption Please (“MDP”)
The mission of our MDP program is to create a true distribution platform that attracts and supports new generations of innovators and entrepreneurs and that delivers innovative solutions to help our clients optimize their financial and operational performance. Launched in 2011, the athenahealth Marketplace is the shopping destination for providers to access best-in-breed, third-party health IT solutions that are seamlessly integrated into our core services.

The MDP team is focused on identifying opportunities in the market and seamlessly integrating innovative solutions that will benefit athenahealth, our clients, and the healthcare industry as a whole. Over the past year, the number of solutions available on the Marketplace has increased to more than 160 with new capabilities ranging from chronic care management to bundled payments to clinical decision support. Client adoption has doubled over past year with approximately one out of every four clients using at least one MDP solution today. This substantial growth in the number of partners offered on the Marketplace and in the number of clients adopting these services demonstrates the strong demand for this program.

Our MDP program is currently looking to expand the capabilities offered on the Marketplace in areas such as virtualized care delivery, cloud-based hospital solutions, clinical automation, behavioral and consumer health, and value-based care. To learn more about athenahealth’s MDP program and to explore the athenahealth Marketplace, please visit www.athenahealth.com/disruption.

Recent Acquisitions
On June 23, 2017, we acquired Praxify Technologies Inc. (“Praxify”), a Palo Alto-based company focused on reinventing how doctors work with health data to drive productivity, portability, and improved decision support. We expect that the acquisition of Praxify will help accelerate the delivery of our next-generation platform with an app foundry and a robust mobile design system.
Client Base Discussion
As our client base expands outside the traditional ambulatory market, we believe that total active providers, discharge bed days, and covered lives are the more appropriate metrics to use to define our network growth, client base, and market share.
As discussed at the Ninth Annual Investor Summit on December 15, 2016, we have made changes to our network growth metrics disclosure beginning in fiscal year 2017. We now disclose the following network growth metrics: 1) providers on athenaCollector, athenaClinicals and athenaCommunicator for athenaOne (ambulatory); 2) discharge bed days for athenaOne (hospital); and 3) covered lives for population health. In addition to providing these new metrics for athenaOne for Hospitals & Health Systems and athenahealth Population Health, we have also refined our definition of providers on our core ambulatory services to include additional provider types such as behavioral interventionists and certified physician assistants and further refined our definition of providers for athenaCommunicator to reflect providers whose practices have enabled the patient portal. The network growth metrics and sequential growth from Q1 2017 to Q2 2017 are displayed in the table below:

	athenaOne (Ambulatory)			athenaOne (Hospital)	Population Health
	Collector Providers	Clinicals Providers	Communicator Providers	Discharge Bed Days	Covered Lives
Ending Balance as of 3/31/17	98,948	52,273	60,070	11,350	2,777,960
Sequential Growth	1,358	2,636	2,858	2,757	3,675
Ending Balance as of 6/30/17	100,306	54,909	62,928	14,107	2,781,635
Sequential Growth %	1%	5%	5%	24%	—%
NOTE: Please see the Supplemental Metrics sheet in this document for a new disclosure of quarterly total providers on athenaCollector for fiscal year 2016 under the refined definition.
Client Implementations
Below are examples of publicly-disclosed clients that went live or partially live during Q2 2017:

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NewYork-Presbyterian continued the phased rollout of our suite of ambulatory services, athenaOne, and brought one additional wave live at NewYork-Presbyterian Medical Groups in Q2 2017. We expect NewYork-Presbyterian Medical Groups to be fully live in 2017.

•	Adventist Health continued the phased rollout of our suite of ambulatory services, athenaOne, and brought another wave live in Q2 2017. We expect Adventist Health to be fully live in early 2018.

•	Tenet Health continued the phased rollout of our full suite of ambulatory services, athenaOne, and brought two waves live in Q2 2017.

Growth Discussion
The athenahealth marketing organization encompasses our growth operations, event and partner marketing, inside sales agents, advertising, corporate communications, and product marketing teams. This organization executes in-market investments in an effort to generate new business opportunities for athenahealth. The athenahealth sales organization includes all quota-carrying sales representatives, as well as our sales team leaders, channel sales team, and sales training and development organization.
In the government mandate era, we believe clients are looking for more of a reason to switch from their current healthcare technology. In response to these changing market dynamics, our focus is on product market fit and further reducing work and administrative burden for our clients. To this end, we broadly launched our work reduction guarantee in the independent medical group segment in early June 2017. We believe this guarantee is unique in the industry and strikes directly at our founding mission - to wick away the work that athenahealth can do better at scale. After several months of piloting different versions of this guarantee, we landed on something that is very simple, scalable, and easy to understand. Under this work reduction guarantee, if, after 18 months of using our athenaOne suite of services, the client is not satisfied with the work they do on athenaOne, we will refund them 6 months’ worth of service fees. We have already seen meaningful reaction from the market and we believe this work reduction guarantee will help improve our close rates in 2017.
In 2017, we reorganized our sales force into two segments for sales of athenahealth-branded services to better address our clients’ needs and our markets: the enterprise team, which will be dedicated to serving community hospitals, regional and national health systems, payers, and integrated healthcare enterprises; and the independent medical group team, which will be dedicated to independent medical practices of all sizes. We also have a pharmaceutical sales team dedicated to sales of our Epocrates-branded services for pharmaceutical and other institutional clients. Our sales force is supported by personnel in our marketing organization, who provide specialized support for promotional and selling efforts. Due to our ongoing service relationship with clients, we conduct a consultative sales process for most of our offerings, which generally includes understanding the needs of prospective clients, developing service proposals, and negotiating contracts to enable the commencement of services.

Stock-Based Compensation Expense, Amortization of Purchased Intangible Assets, and Reconciliation of Non-GAAP Financial Measures
athenahealth, Inc.
STOCK-BASED COMPENSATION

Set forth below is a breakout of stock-based compensation impacting the Condensed Consolidated Statements of Income for the three and six months ended June 30, 2017, and 2016:

(unaudited, in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Stock-based compensation charged to Condensed Consolidated Statements of Income:
Cost of revenue	$4.1	$4.4	$7.8	$9.3
Selling and marketing	4.5	5.1	8.9	9.2
Research and development	3.7	3.6	7.1	6.1
General and administrative	3.5	5.2	6.2	8.9
Total stock-based compensation expense	15.8	18.3	30.0	33.5
Amortization of capitalized stock-based compensation related to software development allocated to cost of revenue (1)	0.6	1.3	1.6	2.5
Amortization of capitalized stock-based compensation related to software development allocated to research and development (1)	—	—	0.1	—
Total	$16.4	$19.6	$31.7	$36.0

(1)
In addition, for the three months ended June 30, 2017, and 2016, $0.7 million and $0.9 million, respectively, of stock-based compensation was capitalized in the line item Capitalized software costs, net in the Condensed Consolidated Balance Sheets. For the six months ended June 30, 2017, and 2016, $1.3 million and $1.2 million, respectively, of stock-based compensation was capitalized in the line item Capitalized software costs, net in the Condensed Consolidated Balance Sheets.

athenahealth, Inc.
AMORTIZATION OF PURCHASED INTANGIBLE ASSETS

Set forth below is a breakout of amortization of purchased intangible assets impacting the Condensed Consolidated Statements of Income for the three and six months ended June 30, 2017, and 2016:

(unaudited, in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Amortization of purchased intangible assets allocated to:
Cost of revenue	$1.3	$1.8	$2.4	$5.1
Selling and marketing	3.2	2.9	6.5	5.8
Total amortization of purchased intangible assets	$4.5	$4.7	$8.9	$10.9

athenahealth, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO COMPARABLE GAAP MEASURES

The following is a reconciliation of the non-GAAP financial measures used by us to describe our financial results determined in accordance with generally accepted accounting principles in the United States of America (“GAAP”). An explanation of these measures is also included below under the heading “Explanation of Non-GAAP Financial Measures.”
While management believes that these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying performance of our business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP.
Please note that these figures may not sum exactly due to rounding.

Non-GAAP Adjusted Gross Margin and Service Automation Rate
Set forth below is a presentation of our “Non-GAAP Adjusted Gross Profit” and “Non-GAAP Adjusted Gross Margin,” which represents Non-GAAP Adjusted Gross Profit as a percentage of total revenue and our “Service Automation Profit” and “Service Automation Rate,” which represents Service Automation Profit as a percentage of total revenue.

(unaudited, in millions)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Total revenue	$301.1	$261.9	$586.5	$518.0
Cost of revenue	143.8	132.9	288.2	265.3

GAAP Gross Profit	157.3	129.0	298.3	252.7

GAAP Gross Margin	52.2%	49.3%	50.9%	48.8%

Add: Stock-based compensation allocated to cost of revenue	4.1	4.4	7.8	9.3
Add: Amortization of capitalized stock-based compensation related to software development allocated to cost of revenue	0.6	1.3	1.6	2.5
Add: Amortization of purchased intangible assets allocated to cost of revenue	1.3	1.8	2.4	5.1
Add: Integration and transaction costs allocated to cost of revenue	—	—	0.1	—
Add: Exit costs, including restructuring costs allocated to cost of revenue	—	0.3	—	0.3

Non-GAAP Adjusted Gross Profit (as redefined)	$163.3	$136.8	$310.2	$269.9

Non-GAAP Adjusted Gross Margin (as redefined)	54.2%	52.2%	52.9%	52.1%

Add: Amortization and depreciation expense allocated to cost of revenue	24.9	23.1	49.7	44.9
Add: Overhead expense allocated to cost of revenue	5.0	4.6	9.4	8.7

Service Automation Profit (1)	$193.2	$164.5	$369.3	$323.5
Service Automation Rate (1)	64.2%	62.8%	63.0%	62.5%

(1)	Service Automation Profit and Rate, formerly referred to as Non-GAAP Adjusted Gross Profit and Margin, excludes amortization, depreciation, and overhead costs.

Non-GAAP Adjusted Operating Income
Set forth below is a reconciliation of our “Non-GAAP Adjusted Operating Income” and “Non-GAAP Adjusted Operating Income Margin,” which represents Non-GAAP Adjusted Operating Income as a percentage of total revenue.

(unaudited, in millions)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Total revenue	$301.1	$261.9	$586.5	$518.0

GAAP net income (loss)	9.9	(1.9)	8.5	(2.7)
Add: Provision for (benefit from) income taxes	0.6	(0.9)	1.9	(1.6)
Add: Total other expense	1.7	1.5	2.9	3.3
GAAP operating income (loss)	$12.2	$(1.3)	$13.3	$(1.0)

GAAP operating margin	4.1%	(0.5)%	2.3%	(0.2)%

Add: Stock-based compensation expense	15.8	18.3	30.0	33.5
Add: Amortization of capitalized stock-based compensation related to software development	0.6	1.3	1.7	2.5
Add: Amortization of purchased intangible assets	4.5	4.7	8.9	10.9
Add: Integration and transaction costs	2.8	0.1	4.0	0.4
Add: Exit costs, including restructuring costs	—	0.8	—	1.9

Non-GAAP Adjusted Operating Income	$35.9	$23.9	$57.9	$48.2

Non-GAAP Adjusted Operating Income Margin	11.9%	9.1%	9.9%	9.3%

Non-GAAP Adjusted Net Income
Set forth below is a reconciliation of our “Non-GAAP Adjusted Net Income.”

(unaudited, in millions, except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

GAAP net income (loss)	$9.9	$(1.9)	$8.5	$(2.7)
Add: Stock-based compensation expense	15.8	18.3	30.0	33.5
Add: Amortization of capitalized stock-based compensation related to software development	0.6	1.3	1.7	2.5
Add: Amortization of purchased intangible assets	4.5	4.7	8.9	10.9
Add: Integration and transaction costs	2.8	0.1	4.0	0.4
Add: Exit costs, including restructuring costs	—	0.8	—	1.9

Sub-total of tax deductible items	23.7	25.2	44.6	49.2

Add: Tax impact of tax deductible items (1)	(9.5)	(10.1)	(17.8)	(19.7)
Add: Tax impact resulting from applying non-GAAP tax rate (2)	(3.6)	0.2	(2.3)	0.1

Non-GAAP Adjusted Net Income	$20.5	$13.4	$33.0	$26.9

Weighted average shares - diluted	40.5	39.3	40.4	39.2

Non-GAAP Adjusted Net Income per Diluted Share	$0.51	$0.34	$0.82	$0.69

(1)	Tax impact calculated using a statutory tax rate of 40%.

(2)
Represents adjusting the GAAP net income (loss) to a non-GAAP tax rate of 40%. We used a non-GAAP tax rate of 40% to normalize the tax impact to our Non-GAAP Adjusted Net Income per Diluted Share based on the fact that a relatively small change in pre-tax GAAP income (loss) in any one period could result in a volatile GAAP effective tax rate.

Non-GAAP Adjusted Net Income per Diluted Share
Set forth below is a reconciliation of our “Non-GAAP Adjusted Net Income per Diluted Share.”

(unaudited, in millions, except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

GAAP net income (loss) per share - diluted	$0.24	$(0.05)	$0.21	$(0.07)
Add: Stock-based compensation expense	0.39	0.47	0.74	0.86
Add: Amortization of capitalized stock-based compensation related to software development	0.01	0.03	0.04	0.06
Add: Amortization of purchased intangible assets	0.11	0.12	0.22	0.28
Add: Integration and transaction costs	0.07	—	0.10	0.01
Add: Exit costs, including restructuring costs	—	0.02	—	0.05

Sub-total of tax deductible items	0.59	0.64	1.10	1.26

Add: Tax impact of tax deductible items (1)	(0.23)	(0.26)	(0.44)	(0.50)
Add: Tax impact resulting from applying non-GAAP tax rate (2)	(0.09)	0.01	(0.06)	—

Non-GAAP Adjusted Net Income per Diluted Share	$0.51	$0.34	$0.82	$0.69

Weighted average shares - diluted	40.5	39.3	40.4	39.2

(1)	Tax impact calculated using a statutory tax rate of 40%.

(2)
Represents adjusting the GAAP net income (loss) to a non-GAAP tax rate of 40%. We used a non-GAAP tax rate of 40% to normalize the tax impact to our Non-GAAP Adjusted Net Income per Diluted Share based on the fact that a relatively small change in pre-tax GAAP income (loss) in any one period could result in a volatile GAAP effective tax rate.

athenahealth, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO COMPARABLE GAAP MEASURES FOR FISCAL YEAR 2017 GUIDANCE

Please note that the figures presented below may not sum exactly due to rounding.
Non-GAAP Adjusted Operating Income Guidance
Set forth below is a reconciliation of our “Non-GAAP Adjusted Operating Income” and “Non-GAAP Adjusted Operating Income Margin” guidance for fiscal year 2017, which represents Non-GAAP Adjusted Operating Income as a percentage of total revenue.

(unaudited, in millions)	LOW	HIGH
	Fiscal Year Ending December 31, 2017
Total revenue	$1,210	$1,250

GAAP operating income	$36	$46

GAAP operating income margin	3.0%	3.7%

Add: Stock-based compensation expense	60	70
Add: Amortization of capitalized stock-based compensation related to software development	2	2
Add: Amortization of purchased intangible assets	17	17
Add: Integration and transaction costs	5	5
Add: Exit costs, including restructuring (1)	—	—
Add: Gain or loss on investments (1)	—	—

Non-GAAP Adjusted Operating Income	$120	$140

Non-GAAP Adjusted Operating Income Margin	9.9%	11.2%

(1)
We currently do not anticipate exit costs, including restructuring or gain or loss on investments during fiscal year 2017. However, if these items occur in fiscal year 2017, we would exclude these items from our Non-GAAP Adjusted Operating Income and Non-GAAP Adjusted Operating Income Margin.

Explanation of Non-GAAP Financial Measures
We report our financial results in accordance with accounting principles generally accepted in the United States of America, or GAAP. However, management believes that, in order to properly understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures in accordance with GAAP. These items result from facts and circumstances that vary in frequency and impact on continuing operations. Management also uses results of operations before such items to evaluate the operating performance of athenahealth and compare it against past periods, make operating decisions, and serve as a basis for strategic planning. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. Management believes that these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors.
In Q4 2016, management redefined “Non-GAAP Adjusted Gross Profit” as total revenue, less cost of revenue, plus (1) stock-based compensation expense allocated to cost of revenue, (2) amortization of purchased intangible assets allocated to cost of revenue, (3) integration and transactions costs allocated to cost of revenue, and (4) exit costs, including restructuring costs allocated to cost of revenue, and “Non-GAAP Adjusted Gross Margin” as Non-GAAP Adjusted Gross Profit as a percentage of total revenue. Management defines “Service Automation Profit,” formerly referred to as Non-GAAP Adjusted Gross Profit, as total revenue, less cost of revenue, plus (1) stock-based compensation expense allocated to cost of revenue, (2) amortization of purchased intangible assets allocated to cost of revenue, (3) integration and transaction costs allocated to cost of revenue, (4) exit costs, including restructuring costs allocated to cost of revenue, (5) amortization and depreciation expense allocated to cost of revenue, and (6) overhead expense allocated to cost of revenue, and “Service Automation Rate,” formerly referred to as Non-GAAP Adjusted Gross Margin, as Service Automation Profit as a percentage of total revenue. Management considers these non-GAAP financial measures and metrics to be important indicators of our operational strength and performance of our business and a good measure of our historical operating trends. Moreover, management believes that these measures and metrics enable investors and financial analysts to closely monitor and understand changes in our ability to generate income from ongoing business operations.
Management defines “Non-GAAP Adjusted Operating Income” as the sum of GAAP net income (loss) before provision for (benefit from) income taxes; total other expense; stock-based compensation expense; amortization of capitalized stock-based compensation related to software development; amortization of purchased intangible assets; integration and transaction costs; exit costs, including restructuring costs; and gain or loss on investments; and “Non-GAAP Adjusted Operating Income Margin” as Non-GAAP Adjusted Operating Income as a percentage of total revenue. Management defines “Non-GAAP Adjusted Net Income” as the sum of GAAP net income (loss) before stock-based compensation expense; amortization of capitalized stock-based compensation related to software development; amortization of purchased intangible assets; integration and transaction costs; exit costs, including restructuring costs; and gain or loss on investments and any tax impact related to these preceding items; and an adjustment to the tax provision for the non-GAAP tax rate and “Non-GAAP Adjusted Net Income per Diluted Share” as Non-GAAP Adjusted Net Income divided by weighted average diluted shares outstanding. Management considers these non-GAAP financial measures to be important indicators of our operational strength and performance of our business and a good measure of our historical operating trends. Moreover, management believes that these measures enable investors and financial analysts to closely monitor and understand changes in our ability to generate income from ongoing business operations.
Management excludes or adjusts each of the items identified below from the applicable non-GAAP financial measure or metric referenced above for the reasons set forth with respect to that excluded item:

•
Stock-based compensation expense and amortization of capitalized stock-based compensation related to software development — excluded because these are non-cash expenditures that management does not consider part of ongoing operating results when assessing the performance of our business, and also because the total amount of the expenditure is partially outside of our control because it is based on factors such as stock price, volatility, and interest rates, which may be unrelated to our performance during the period in which the expenses are incurred.

•
Amortization of purchased intangible assets — purchased intangible assets are amortized over their estimated useful lives and generally cannot be changed or influenced by management after the acquisition. Accordingly, this item is not considered by management in making operating decisions. Management does not believe such charges accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.

•
Integration and transaction costs — Integration costs are the severance payments and retention bonuses for certain employees related to specific transactions. Transaction costs are costs related to strategic transactions. Accordingly, management believes that such expenses do not have a direct correlation to future business operations, and therefore, these costs are not considered by management in making operating decisions. Management does not believe such charges accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.

•
Exit costs, including restructuring costs — represents costs related to workforce reductions and to terminate certain lease or other agreements for strategic realignment purposes. Management does not believe such costs accurately reflect the performance of our ongoing operations for the period in which such costs are incurred.

•
Gain or loss on investments — represents gains or losses on the sales, conversions, or impairments of our investments, such as marketable securities and More Disruption Please (“MDP”) Accelerator investments. Management does not believe such gains or losses accurately reflect the performance of our ongoing operations for the period in which such gains or losses are reported.

•
Non-GAAP tax rate — We use a non-GAAP tax rate of 40% to normalize the tax impact to our Non-GAAP Adjusted Net Income per Diluted Share based on the fact that a relatively small change in pre-tax GAAP income (loss) in any one period could result in a volatile GAAP effective tax rate.

Exhibit 99.2

Supplemental Metrics and Definitions

	Fiscal Year 2016				Fiscal Year 2017

	Q1	Q2	Q3	Q4	Q1	Q2
Network Growth
Total Providers on athenaCollector (1)	84,348	87,400	93,250	96,542	98,948	100,306
Total Providers on athenaClinicals (1)	n/a	n/a	n/a	49,482	52,273	54,909
Total Providers on athenaCommunicator (1)	n/a	n/a	n/a	57,861	60,070	62,928
Total Discharge Bed Days	n/a	n/a	3,802	6,107	11,350	14,107
Total Covered Lives	n/a	n/a	2,064,126	2,215,451	2,777,960	2,781,635

Client Performance
Net Promoter Score	34.0	29.3	20.2	23.9	25.4	35.2
Client Days in Accounts Receivable (“DAR”)	41.3	40.6	41.5	40.2	41.4	40.9
First Pass Resolution (“FPR”) Rate	94.2%	94.7%	94.5%	94.7%	93.3%	93.3%
Electronic Remittance Advice (“ERA”) Rate	83.8%	84.9%	84.5%	85.3%	84.7%	85.1%
Total Claims Submitted	41,246,696	42,261,855	42,611,244	45,841,213	47,253,923	48,401,956
Total Client Collections ($)	5,203,424,281	5,563,351,503	5,714,549,558	6,133,676,322	6,025,219,489	6,418,845,829
Total Working Days	62	64	64	61	62	64

Employees
Cost of Revenue	2,310	2,481	2,653	2,799	2,859	2,899
Selling & Marketing	652	727	762	769	745	777
Research & Development	1,355	1,336	1,406	1,283	1,357	1,388
General & Administrative	435	446	446	454	458	465
Total Employees	4,752	4,990	5,267	5,305	5,419	5,528
(1) Refined provider definition includes additional provider types (e.g., behavioral interventionists and certified physicians assistants) and further refines the provider definition for athenaCommunicator to reflect providers whose practices have enabled the patient portal

Exhibit 99.2

Supplemental Metrics Definitions

Network Growth
Total Providers on athenaCollector
The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of non-physician providers are Nurse Practitioners and Registered Nurses.

Total Providers on athenaClinicals
The number of providers, including physicians, that have rendered a service through the athenaClinicals platform which generated a medical claim that was billed during the last 91 days on the athenaCollector platform.

Total Providers on athenaCommunicator
The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform and whose practice is actively using athenaCommunicator.

Discharge Bed Days
Discharge bed days is defined as the number of days a patient is hospitalized in an inpatient level of care during the quarter. The day of the admission, but not the day of discharge, is counted. If both admission and discharge occur on the same day, it is counted as one inpatient day.

Covered Lives
Covered lives on the network is defined as the quarterly average of the number of patients for which we have eligibility, claims, pharmacy, or risk data in the Population Health platform, for a given client in a given month.

Client Performance
Net Promoter Score
Survey respondents from athenaOne survey (sample includes all clients live, surveyed on a bi-annual basis) are categorized as detractors (0-6 score for "likelihood to recommend"), passives (7-8), and promoters (9-10). The Net Promoter Score is calculated by subtracting the % of detractors from the % of promoters.

Client Days in Accounts Receivable (“DAR”)
The average number of days that it takes outstanding balances on claims to be resolved, e.g. paid, for clients on athenaCollector. Clients that have been live less than 90 days are excluded, as well as clients who are terminating services.

First Pass Resolution (“FPR”) Rate
Approximates the percentage of primary claims that are favorably adjudicated and closed after a single submission during the period. Currently, the FPR rate is calculated on a monthly basis, and certain practices are excluded (e.g. those that have been live for less than 90 days).

Electronic Remittance Advice (“ERA”) Rate
Remittance refers to the information about payments (a/k/a explanations of benefits) received from insurance companies during the period. The ERA rate reflects the percentage of total charges that were posted using electronic remittance.

Total Claims Submitted	The number of claims billed through athenaNet during the period.
Total Client Collections	The dollar value of collections posted on behalf of clients during the period.
Total Working Days	The total number of days during the quarter minus weekends and U.S. Post Office holidays.

Employees
Cost of Revenue
The total number of full time equivalent individuals (“FTEs”) employed by athenahealth to support its service operations as of quarter end. This team includes production systems, enrollment services, paper claim submission, claim resolution, clinical operations, professional services, account management, and client services.

Selling & Marketing
The total number of FTEs employed by athenahealth to support its sales and marketing efforts as of quarter end. This team includes sales representatives, business development staff, and the marketing team.

Research & Development	The total number of FTEs employed by athenahealth to support its research and development efforts as of quarter end. This team includes product development and product management.
General & Administrative
The total number of FTEs employed by athenahealth to support its general and administrative functions as of quarter end. This team includes finance, human resources, compliance, learning and development, internal audit, corporate technology, recruiting, facilities, and legal.

Total Employees	The total number of FTEs employed by athenahealth as of quarter end. This number excludes interns and seasonal employees.

Exhibit 99.2

Corporate Scorecard Metrics Definitions

Stability
Voluntary Turnover
The number of voluntary terminations within a quarter divided by the average of the starting headcount and ending headcount for the quarter. Voluntary turnover excludes employees on action plans or employees on counseling out plans.

New Hires Leaving in 12 Months	The percentage of employees with less than one year of service from most recent hire date who left voluntarily or involuntarily during the quarter.
Employee Engagement	Quarterly engagement survey results for employees. Employee engagement results are reported in Q2 and Q4 only.

Performance
athenaCollector Composite
athenaCollector Composite consists of Ambulatory Days in Accounts Receivable (the average number of days that it takes outstanding balances on claims to be resolved), and Collector Claim Hold Inflow Rate (the number of times a claim moved into client HOLD and MGRHOLD buckets divided by the claims created during the month).

athenaClinicals Composite
athenaClinicals Composite consists of Clinicals Inbox Inflow Rate (the number of practice user actions moving the document into client work buckets divided by the number of clinical encounters during the month) and After-hours Documentation Rate (the percentage of encounter documentation that a provider does outside of business hours).

athenaCommunicator Composite
athenaCommunicator Composite consists of Self-Check In Rate (the number of appointments for which the patient began the self-check in process divided by the total number of appointments which were eligible for self-check in), and Online Self Pay Rate (the total number of self-service payments, not dollars, received via Quick Pay, Check In, or Portal, divided by the total number of payments received by the practice).

Hospital Composite
Hospital Composite consists of Hospital Collector - Hospital Clients Exceeding Cash Goal (the percentage of hospital clients with actual cash flows >=104% of their average cash flow prior to go-live) and Hospital Clinicals - True CPOE (Computerized Physician Order Entry) Adoption % (the number of inpatient orders input by physicians or mid-level providers divided by total inpatient orders. Only inpatient orders within inpatient departments are included).

Satisfaction
Client Net Promoter Score
Survey respondents from athenaOne survey (sample includes all clients live, surveyed on a bi-annual basis) are categorized as detractors (0-6 score for "likelihood to recommend"), passives (7-8), and promoters (9-10). The Net Promoter Score is calculated by subtracting the % of detractors from the % of promoters.

Inbound Contacts per Provider per Month	The number of voice and portal requests we receive on a monthly basis divided by the number of athenaCollector providers and athenaClinicals providers.

Financial
Bookings
Annual bookings are defined as the sum of the expected annualized recurring revenue from our athenahealth-branded services and the contracted value from our Epocrates-branded services; net of actual charge backs.

Non-GAAP Adjusted Operating Income Growth	Percentage growth of Non-GAAP Adjusted Operating Income in fiscal year 2017 over Non-GAAP Adjusted Operating Income in fiscal year 2016.